EXHIBIT 99.3

                     AMERIMMUNE PHARMACEUTICALS INC.

PROMISSORY NOTE

$100,000                                                  October 1, 2002


     1. PROMISE TO PAY. FOR VALUE RECEIVED, Amerimmune Pharmaceuticals Inc. ("Borrower") promises to pay Maya LLC ("Lender"), or order, in lawful money of the United States of America in immediately available funds, the principal amount of One Hundred Thousand Dollars ($100,000) ("Principal Amount") or so much as may be outstanding, together with interest on the unpaid outstanding principal balance from the date of this note, until paid, at the rate of ten percent (10%) per annum until this note is repaid in full or maturity, whichever occurs first. The entire indebtedness evidenced by this note shall be due and payable on November 30, 2002 ("Maturity Date"); unless, at the Lender's option, the Conversion provision described hereunder is exercised. Interest on this note is computed on a 365/360 simple interest basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, times the outstanding principal balance, times the actual number of days the principal balance is outstanding. At no time shall the interest rate hereunder exceed the legal rate of interest permitted to be charged by law. In the event any law precludes Lender from charging the interest rate otherwise permitted hereunder, the rate of interest hereunder for the period during which such rate is unlawful shall be the highest rate permitted by law. The rate of interest hereunder shall immediately increase to the rate permitted hereunder as soon as permitted by law.
Any interest that would otherwise have become due but for the application of any law shall, to the extent legally permitted, be paid to Lender at the time for payment of the Principal Amount, so that the interest otherwise due to Lender hereunder, but not permitted by law, shall be fully paid to Lender by maturity. Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs and late charges.

     2. CONVERSION RIGHTS. At any time, Holder may elect, in lieu of accepting the payment of this Note in cash, to have all (but not less than all) of the principal and interest then outstanding on this Note applied to the purchase of shares of Common Stock of the Company at the Conversion Price hereinafter defined, all shares to be fully paid and non-assessable when issued. To elect to convert this Note to shares, Holder shall give written notice thereof to the Company at any time prior to the Maturity Date or, upon the Company's tender of all principal and interest outstanding on the Note.

     3. CONVERSION SHARES. If Holder duly elects to convert this Note to Common Stock, the number of shares purchasable in lieu of receiving all principal and interest outstanding on the Note shall be determined by dividing $100,000 plus interest by $0.10/share. The Conversion Price shall be adjusted appropriately in the event of a stock dividend, stock split or reclassification of shares to reflect and account for any resultant change in the value of individual outstanding shares.

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     4.  PREPAYMENT.  Borrower may prepay this Note at any time in whole or in part without penalty. Upon each such prepayment, Borrower shall also pay all accrued interest on the unpaid principal amount.

     5. DEFAULT. Borrower will be in default if any of the following happens: (a) Borrower fails to make any payment when due; (b) Borrower breaks any promise Borrower has made to Lender, or Borrower fails to perform promptly at the time and strictly in the manner provided in this note or any agreement related to this note, or in any other agreement or loan Borrower has with Lender; (c) Any representation or statement made or furnished to Lender by Borrower or on Borrower's behalf is false or misleading in any material respect; (d) A receiver is appointed for any part of Borrower's property, Borrower makes an assignment for the benefit of creditors, or any proceeding is commenced either by Borrower or against Borrower under any bankruptcy or insolvency laws; or (e) Any creditor tries to take any of Borrower's property on or in which Lender has a lien or security interest.

     6. LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance on this note and all accrued unpaid interest immediately due, without notice, and then Borrower must pay that amount. Upon default hereunder, at the option of Lender, all amounts then unpaid hereunder shall bear interest from the date of default until such default is cured at a default rate equal to five percent (5%) above the interest rate set forth above and shall be immediately due and payable. Lender may hire or pay someone else to help collect this note if Borrower does not pay. Borrower also must pay Lender the costs incurred in connection with such collection. This includes, subject to any limits under applicable law, Lender's attorneys' fees and legal expenses whether or not there is a lawsuit, including attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

     7. PRESENTMENT. Presentment, notice of dishonor, and protest are hereby waived by all makers, sureties, guarantors, and endorsers hereof. This note shall be the joint and several obligation of all makers, sureties, guarantors, and endorsers, and shall be binding upon them and their guarantors and endorsers, and shall be binding upon them and their successors and assigns. Every person at any time liable for the debt evidenced by this note consents that the Lender or holder may modify the terms of payment or any part of the whole at any time at the request of any person now or hereafter liable for payment.

     8. NOTICE. Any notice to Borrower provided for in this note shall be given by mailing such notice by certified mail addressed to Borrower at the Borrower's principal place of business, 920 Hampshire Road, Ste. A-40, Westlake Village, CA 91361 or to such other address as Borrower may designate by notice to the note holder. Any notice to the Lender shall be given by mailing such notice by certified mail, return receipt requested, to the Lender at 2325-A Renaissance Drive, Las Vegas, NV 89119, or at such other address as may have been designated by notice to Borrower.

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     9.  GOVERNING LAW.  This note shall be governed by and construed in accordance with the laws of the State of Nevada and the applicable laws of the United States of America. This note has been entered into in Las Vegas, Nevada, and it shall be performable for all purposes in Las Vegas, Nevada. Any action or proceeding against Borrower under or in connection with this note may be brought in any state or federal court in Las Vegas, Nevada. The Borrower hereby irrevocably (i) submits to the exclusive jurisdiction of such courts, and (ii) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in any such court or that any such court is an inconvenient forum. Borrower agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified above. Nothing herein or in the Stock Pledge Agreement shall affect the right of Lender to serve process in any other manner permitted by law or shall limit the right of Lender to bring any action or proceeding against Borrower or with respect to any of its property in courts in other jurisdictions. Any action or proceeding by Borrower against Lender shall be brought only in a court located in Las Vegas, Nevada.

     10.  GENERAL PROVISIONS.   Lender may delay or forego enforcing any
of its rights or remedies under this note without losing them. The acceptance of any payment hereunder that is less than payment of all amounts then due and payable shall not constitute a waiver of any of the rights or options of Lender or of the exercise of those rights and options at the time of such acceptance or at any subsequent time. Borrower and any other person who signs, guarantees or endorses this note, to the extent allowed by law, waive presentment, demand for payment, protest and notice of dishonor. Upon any change in the terms of this note, and unless otherwise expressly stated in writing, no party who signs this note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew, extend (repeatedly and for any length of time) or modify this loan, or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE
PROVISIONS OF THIS NOTE, INCLUDING THE INTEREST RATE PROVISIONS.
BORROWER AGREES TO THE TERMS OF THE NOTE AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THE NOTE.

                                   BORROWER:
                                   AMERIMMUNE PHARMACEUTICALS INC.
                                   By /s/ O.D. PARISH
                                      -------------------------
                                      O.D. Parish
                                   Its__________________________
                                      Chairman



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